Exhibit 99.1

Correcting and Replacing Original Release From November 28, 2025: Laser Photonics Announces Receipt of Non-Compliance Letter from Nasdaq

Orlando, Fla., December 4, 2025 – This release is to clarify in the title that the Company has not received a delisting notice. Laser Photonics Corporation (LPC) (NASDAQ: LASE), a leading global industrial developer of CleanTech Laser Systems for laser cleaning and other applications, today announced that on November 20, 2025, it received a notice from Nasdaq Listing Qualifications department of the Nasdaq Stock Market LLC (“Nasdaq”) stating that since it had not received the Company’s Form 10-Q for the period ended September 30, 2025, the Company does not comply with Nasdaq’s Listing Rules for continued listing. Nasdaq stated that the Company has until January 19, 2026, to submit a plan to regain compliance with respect to the delinquent report. Nasdaq can grant an exception to allow the Company to regain compliance up to a maximum of 180 calendar days from the due date of the Form 10-Q or May 19, 2026.

About Laser Photonics Corporation

Laser Photonics Corporation (NASDAQ:LASE) is a leading global developer of industrial and commercial laser technologies for cleaning, cutting, engraving and marking. Our CleanTech product line remains the industry’s only 100% environmentally friendly industrial laser cleaning solution and continues to serve as a cornerstone of our offerings targeting Aviation & Aerospace, Automotive, Defense/Government, Energy, Maritime and Space-Exploration sectors. Through the acquisitions of Beamer Laser Systems and Control Micro Systems (CMS), Laser Photonics has broadened its capabilities and expanded its portfolio into new markets, including laser systems for pharmaceutical and semiconductor manufacturing as well as broader industrial manufacturing applications. In addition, our strategic partnership with Fonon Technologies strengthens our position in defense and federal sectors and includes the co-development of its Laser Shield Anti-Drone (LSAD) systems, unlocking opportunities for next-generation defense applications. For more information, visit http://laserphotonics.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended), including statements regarding the Company’s plans, prospects, potential results and use of proceeds. These statements are based on current expectations as of the date of this press release and involve a number of risks and uncertainties, which may cause results and uses of proceeds to differ materially from those indicated by these forward-looking statements. These risks include, without limitation, those described in the filings and reports the Company makes with the Securities and Exchange Commission from time to time. Any reader of this press release is cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release except as required by applicable laws or regulations.

Investor Relations and Media Contact:

Brian Siegel, IRC®, M.B.A.

Senior Managing Director

Hayden IR

(346) 396-8696

laser@haydenir.com